SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 13, 2014 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bonus Awards for 2013

On March 13, 2014, the compensation committee (the “Compensation Committee”) of the Board of Directors of Radio One, Inc. (the “Company” or “Radio One”) awarded cash bonuses to Alfred C. Liggins, III, Chief Executive Officer (the “CEO”), and Catherine L. Hughes, Founder and Chairperson (the “Founder”) for the year-ended December 31, 2013.  In making 2013 annual bonus decisions, the Compensation Committee considered the applicable performance criteria as set forth in the CEO’s and Founder’s 2008 employment agreements (the “2008 Employment Agreements”).  However, given that the 2008 Employment Agreements had an initial three year term expiring April 15, 2011, and had not been updated, the Compensation Committee also exercised discretion to reflect a number of factors and changed circumstances not contemplated by the 2008 Employment Agreements.  The 2008 Employment Agreement performance criteria and additional considerations for each of the Founder and CEO are set forth below.

2008 Employment Agreement Performance Criteria and Additional Considerations for the Founder.  The Founder’s 2008 Employment Agreement provided for an annual cash bonus payable at the discretion of the board up to a maximum of $250,000.  Under the terms of her 2008 Employment Agreement, in exercising its discretion whether or not to pay the Founder such bonus, the Compensation Committee generally considered the Company’s overall performance for a given fiscal year and the Founder’s contributions to the success of the Company.   The Compensation Committee then considered that the Founder’s employment agreement had not been updated since its expiration in 2011.  As such, the Compensation Committee concluded that the Founder’s annual discretionary cash bonus amount should be increased to a maximum of $500,000 for the year-ended December 31, 2013.

2008 Employment Agreement Performance Criteria and Additional Considerations for the CEO.  The Compensation Committee establishes the bonus level for the CEO.  Under the terms of his 2008 Employment Agreement, the CEO’s bonus award could not in the aggregate exceed his annual base salary or $980,000.  Under the 2008 Employment Agreement, the CEO’s bonus award had two components. The first component, equaling 50% of the award (or approximately $500,000), was based on the achievement of pre-established individual and Company performance goals, as determined by the Compensation Committee in consultation with the CEO (the “Performance Goals Portion”).  For calendar year 2013, the elements and allocations of the Performance Goals Portion were unchanged from prior years as follows: (i) Company consolidated performance as measured by performance against each of budgeted revenue, expenses and cash flow - allocation equaled 15% (5% per measure) or maximum payout of $75,000; (ii) radio market performance against the top half of publicly reporting radio companies - allocation equaled 15% or maximum payout of $75,000; (iii) balance sheet management measured by compliance with bank covenants, resource allocation, asset dispositions, stock buy backs and debt retirement - allocation equaled 20% or maximum payout of $100,000; (iv) TV One performance measured by performance against budgeted revenue and achievement of budgeted EBITDA allocation equaled 25% (12.25% per measure) or maximum payout of $125,000; and (v) interactive group performance measured by performance against budgeted revenue, expenses and cash flow - allocation equaled 25% (8.33% per measure) or maximum payout of $125,000.   The second component, equaling the balance of the award, is determined at the discretion of the Compensation Committee.  Under the 2008 Employment Agreement, in determining the amount of the discretionary portion of the CEO’s bonus, the Compensation Committee was permitted to consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the Performance Goals Portion of the bonus.  Since the 2008 Employment Agreement, the CEO has taken on additional responsibilities not contemplated by the 2008 Employment Agreement. Specifically, since the November 2012 departure of TV One’s chief executive officer, the CEO has assumed the responsibilities of overseeing the day to day operations and development of TV One.  Given the CEO’s assumption of such significant additional duties, the Compensation Committee felt it appropriate to increase the maximum amount payable under the discretionary portion of the CEO’s bonus to $1,000,000.

In considering the below described performance criteria for the CEO and Founder, the Compensation Committee made the following observations in determining performance-based bonus compensation:

(i)        The Compensation Committee considered the 2013 operating performance of the combined Radio and Reach division.  In this regard, the Compensation Committee noted that the division delivered a $3.3M increase in Adjusted EBITDA (further adjusted for certain non-cash items), or 4% year over year. The Compensation Committee considered this to be particularly noteworthy, given the nonrecurring $9M in political revenues generated in 2012.

(ii)       The Compensation Committee considered that for fourth quarter 2013 combined radio and reach media revenues, excluding political, were up by 5.0%.  For the full year, the Company outperformed the markets in which it operates by 110 basis points leading to revenues being up 0.4% for calendar year 20131 versus a 0.7% decrease in revenues in the markets in which the Company operates.

(iii)      The Compensation Committee considered that the Company had reduced its leverage (as determined under its senior credit facility) to less than 7x during 2013.

1 Excludes Richmond, as we do not subscribe to Miller Kaplan for that market.

(iv)      The Compensation Committee considered the Company had recently closed a private offering of $335.0 million aggregate principal amount of 9.25% senior subordinated notes due 2020 and that the Company used the net proceeds from the offering to repurchase or otherwise redeem all of the amounts outstanding under its 12.5%/15.0% Senior Subordinated Notes due 2016.  The refinancing provides the Company with significant operational flexibility as it positions itself to take advantage of future opportunities such as its investment in the MGM casino in Prince George’s County, Maryland.

(v)       With respect to the performance of TV One, the Compensation Committee noted that TV One’s revenues were up approximately 14% and the division’s Adjusted EBITDA increased approximately 24% to approximately $49.4 million, exceeding budget.

(vi)      With respect to the performance of Interactive One, the Compensation Committee noted that the Company’s internet business had exceeded its break-even target for 2013 achieving positive EBITDA.

(vii)     With respect to the company’s consolidated performance, the Compensation Committee noted that the company exceeded its board approved EBITDA budget for the calendar year ended December 31, 2013, and delivered a double digit EBITDA increase.

With respect to the discretionary portion of the CEO’s 2013 bonus, the Compensation Committee considered a number of other factors, including but not limited to: (i) the Company’s over-performance versus the markets in its core radio division; (ii) that the price of the Company’s Class D Shares increased from $0.75 on January 2, 2013 to $3.79 on December 31, 2013 representing an increase of over 400%; (iii) the Company’s continued successful LMAs in the Detroit and Charlotte markets, each leading to enhanced revenue generation in those markets; (iv) the Company’s successful closing on its acquisition of Gaffney Broadcasting, Incorporated on February 27, 2014; (v) the Company’s continued successes in cost containment efforts, including cost reductions associated with the CEO’s assumption of additional duties; and (vi) the Company’s successes in making certain operational personnel adjustments and new hires, including its appointment of Christopher Wegmann as President –Radio Division.  With all of the above factors in mind, the Compensation Committee made the determination to pay cash bonuses to the CEO and the Founder in the amounts of $1,500,000 and $500,000, respectively, representing a full payout of their bonus potential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
March 19, 2014	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer